Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre Vascular Q4 2008 Sales Up 9% to $12.1 million; Op. Profit of $354,000

BURLINGTON, MA, March 3, 2009 — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices and implants, today announced Q4 and full year 2008 financial results. The Company also announced it has entered into a definitive agreement with Edwards Lifesciences to terminate their distribution of the Company’s AlboGraft polyester grafts.

Q4 2008 sales were $12.1 million, a 9% increase versus Q4 2007 (+11% excluding foreign exchange and acquisitions). Sales increased 6% in the Company’s Endovascular category and 12% in Vascular while sales decreased 1% in General Surgery. Endovascular was driven by the TAArget and UniFit stent grafts, and partially offset by the weak Euro. Vascular benefited from the inclusion of the Albograft (acquired December 2007) and strong results from the Remote Endarterectomy devices. International business drove the top line in Q4 2008, accounting for 44% of sales.

Sales in 2008 were $48.7 million, an 18% increase over 2007 (+7% excluding foreign exchange and acquisitions). This increase was driven by the inclusion of the Company’s 2007 acquisitions, acceleration of stent graft sales in Europe, and the stronger Euro for the full year. Geographically, several international subsidiaries experienced significant growth: France (+52%), the U.K. (+41%), and Japan (+36%).

Q4 2008 operating income was $354,000 versus a loss of $1.3 million in Q4 2007. This improvement was due largely to the 2008 Expense Shave program and associated headcount reductions. Operating expenses fell 15% from $9.5 million in Q4 2007 to $8.1 million in Q4 2008. The $354,000 Q4 operating profit extended the 2008 bottom-line turnaround, comparing favorably with the Q1 operating loss of $2.6 million, the Q2 operating loss of $869,000 and the Q3 operating profit of $170,000.

For the full year, the Company reduced its operating loss to $2.9 million from $4.3 million in 2007. This $1.4 million year-over-year improvement was due to the 18% sales gain coupled with the 2008 Expense Shave program and headcount reductions.

The Company reported net income of $312,000 in Q4 2008, or $0.02 per diluted share, versus a net loss of $1.2 million, or $0.08 per diluted share in Q4 2007. For the full year 2008, the Company posted a net loss of $3.3 million, or $0.21 per share, versus $2.9 million, or $0.19 per share, in 2007.

The Company’s cash and marketable securities increased by $2.1 million during Q4 2008 to $21.3 million. This increase was driven principally by net income of $312,000, depreciation, amortization, and stock-based compensation of $566,000, as well as a $1.1 million inventory reduction.

George W. LeMaitre, Chairman and CEO said, “I am happy to report an excellent Q4. We posted 11% organic sales growth, recorded our second consecutive operating profit and increased our cash-on-hand by $2.1 million. This was accomplished despite the weak Euro which decreased our top- and bottom-lines in Q4. Also, in January we began distributing a carotid patch which should complement our substantial carotid shunt business. More recently we signed an agreement to terminate the AlboGraft distribution contract, opening the door in Q2 for direct-to-hospital sales. I expect this transaction will benefit our top-line, gross margin and bottom-line as time progresses.”

The Company reported a gross margin of 69.6% in Q4 2008, down from 73.3% in Q4 2007, but up from 67.4% in Q3 2008. The decrease from 2007 was largely a result of the inclusion of the AlboGraft sales in Q4 2008, manufacturing inefficiencies, and continued strength in the Company’s international business, where the weak Euro pressured margins.

Sales and marketing expenses decreased 17% to $4.4 million in Q4 2008 from $5.3 million in Q4 2007. Sales and marketing expenses were 36% of revenue in Q4 2008, compared to 48% in the year-earlier quarter. The Company ended Q4 2008 with 52 sales representatives.

General and administrative expenses decreased 13% to $2.3 million in Q4 2008 from $2.6 million in Q4 2007, the result of general belt-tightening.

R&D expenses increased 11% to $1.3 million in Q4 2008 from $1.2 million in Q4 2007, as the Company continued to invest in clinical and regulatory personnel, as well as product development.

Termination of the AlboGraft Distribution Agreement

On March 2, 2009 the Company entered into a definitive agreement with Edwards Lifesciences to terminate its distribution of AlboGraft. Under the terms of the agreement, LeMaitre Vascular will pay €2.25 million upon closing. In exchange, the distribution contract will be terminated and LeMaitre Vascular will receive detailed customer information and transition services. The Company will also repurchase inventory valued at approximately €400,000. In Q1 2009 the Company anticipates decreased AlboGraft sales to Edwards in the run-up to the distribution termination. The transaction is scheduled to close March 27, 2009, subject to customary closing conditions, and the Company expects to record associated charges in Q1 2009.

LeMaitre Vascular to Distribute Neovasc Carotid Patch

On December 30, 2008, the Company entered into an agreement with Neovasc Inc. to distribute its biological patches for use in vascular surgery, including carotid endarterectomy. This seven year agreement became effective January 26, 2009. LeMaitre Vascular was also granted an option to acquire this product commencing in 2014.

Business Outlook

The Company expects 2009 sales of $50.0-$50.5 million and 2009 operating income of $1.5 million. Excluding foreign exchange and acquisitions, this sales guidance implies year-over-year growth of 8%-9% in 2009. This top and bottom line guidance also excludes the impact of the Edwards distribution termination. The Company will update its 2009 guidance to reflect the impact of this transaction after the closing.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EDT today to review the Company’s financial results and discuss its business outlook for 2009. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-578-5801 (+1-617-213-8058 for international callers), using passcode 64102843. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease; a condition that the Company estimates affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices that are used in arteries and veins outside of the heart including the Expandable LeMaitre Valvulotome, the Pruitt-Inahara Carotid Shunt and the TAArget Thoracic Stent Graft.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company and third parties.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2009 and the potential AlboGraft transaction are forward-looking statements involving risks and uncertainties. The Company’s fourth quarter and full year 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company does not generate sufficient operating scale to maintain or increase profitability; the potential for encountering unfavorable foreign currency exchange rate fluctuations; risks related to product demand and market acceptance of the Company’s products; the significant competition the Company faces from other companies, technologies, and alternative medical procedures; the risk that the Company does not complete the AlboGraft transaction; the risk that the Company does not realize the anticipated benefits of the termination of the AlboGraft distribution contract or future strategic transactions; the possibility that the Company’s new products may fail to provide the desired safety and efficacy or may not be accepted by the market for other reasons; the risk that the Company may fail to expand its product offerings through internal development or acquisition; the general uncertainty related to seeking regulatory approvals for the Company’s products, particularly in the United States; and the risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$15,895	$6,397
Marketable securities	5,359	16,198
Accounts receivable, net	7,244	7,020
Inventories	6,959	9,589
Other current assets	1,658	2,562

Total current assets	37,115	41,766

Property and equipment, net	2,327	2,891
Goodwill	11,022	10,942
Other intangibles, net	2,883	3,886
Other assets	1,052	1,372

Total assets	$54,399	$60,857

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$—	$262
Accounts payable	606	2,271
Accrued expenses	5,543	6,661
Acquisition-related liabilities	784	851

Total current liabilities	6,933	10,045

Long term debt	78	42
Deferred tax liabilities	1,260	996
Other long-term liabilities	380	1,188

Total liabilities	8,651	12,271

Stockholders' equity
Common stock	157	155
Additional paid-in capital	62,290	61,187
Accumulated deficit	(16,194)	(12,880)
Accumulated other comprehensive income	(272)	291
Less: treasury stock	(233)	(167)

Total stockholders' equity	45,748	48,586

Total liabilities and stockholders' equity	$54,399	$60,857

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the year ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$12,111	$11,104	$48,720	$41,446
Cost of sales	3,687	2,961	14,817	10,739

Gross profit	8,424	8,143	33,903	30,707

Operating expenses:
Sales and marketing	4,407	5,314	19,762	19,443
General and administrative	2,274	2,617	9,999	9,534
Research and development	1,301	1,174	5,328	4,591
Purchased research and development	—	373	—	373
Restructuring charges (credits)	4	(17)	1,147	1,042
Impairment charge	84	—	597	7

Total operating expenses	8,070	9,461	36,833	34,990

Income (loss) from operations	354	(1,318)	(2,930)	(4,283)

Other income:
Interest income, net	9	244	301	1,298
Other income (loss), net	(101)	9	(192)	283

Total other income (loss), net	(92)	253	109	1,581

Income (loss) before income taxes	262	(1,065)	(2,821)	(2,702)

Provision (benefit) for income taxes	(50)	113	493	232

Net income (loss)	$312	$(1,178)	$(3,314)	$(2,934)

Net Income (loss) per share of common stock:
Basic	$0.02	$(0.08)	$(0.21)	$(0.19)

Diluted	$0.02	$(0.08)	$(0.21)	$(0.19)

Weighted average shares outstanding:
Basic	15,632	15,465	15,572	15,398

Diluted	15,921	15,465	15,572	15,398

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended				For the year ended
	December 31, 2008		December 31, 2007		December 31, 2008		December 31, 2007
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular	$4,110	34%	$3,887	35%	$15,946	33%	$14,143	34%
Vascular	6,973	58%	6,204	56%	28,573	58%	23,420	57%
General Surgery	1,002	8%	1,013	9%	3,928	8%	3,883	9%

	12,085	100%	11,104	100%	48,447	99%	41,446	100%
OEM	26	0%	—		273	1%	—

Total Net Sales	$12,111	100%	$11,104	100%	$48,720	100%	$41,446	100%

Net Sales by Geography
United States and Canada	$6,838	56%	$6,909	62%	$26,899	55%	$25,141	61%
Outside the United States and Canada	5,273	44%	4,195	38%	21,821	45%	16,305	39%

	$12,111	100%	$11,104	100%	$48,720	100%	$41,446	100%

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

IMPACT OF FOREIGN CURRENCY AND BUSINESS ACTIVITIES

(amounts in thousands)

(unaudited)

	2008				2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total net sales	12,111	12,023	12,739	11,847	11,104	10,144	10,315	9,883	8,757	8,540	8,760	8,571
Impact of currency exchange rate fluctuations (1)	(448)	452	836	674	439	253	267	322	232	135	(1)	(287)
Net impact of acquisitions, distributed sales and discontinued products, excluding currency exchange rate fluctuations (2)	235	703	929	1,133	1,116	635	567	455	(252)	(383)	(107)	37

(1)	Represents the impact of the change in foreign exchange rates over the corresponding quarter of the prior year based on the weighted average exchange rate for each quarter.
(2)	Represents the impact of sales of products of acquired businesses and distributed sales of other manufacturers' products, net of sales related to discontinued products and other activities, based on 12 months' sales following the date of the event or transaction, and shown in the current period only.